Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF incORPORATION

OF

FREQUENCY ELECTRONIcs, INC.

It is hereby certified that:

1. The name of the Corporation (hereinafter called the “corporation”) is FREQUENCY ELECTRONICS, INC.

2. The certificate of incorporation of the corporation is hereby amended as follows:

By deleting Article FOURTH in its entirety and by substituting in lieu of said Article FOURTH the following:

“FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Six Million Six Hundred Thousand (6,600,000) shares. Of such shares, Six Hundred Thousand (600,000) shall be Preferred Stock of the par value of One ($1.00) Dollar, and Six Million (6,000,000) shares shall be Common Stock of the par value of ($1.00) Dollar.

“The shares of Preferred Stock may be issued by the directors of the corporation from time to time in series or otherwise and shall have such designations, preferences, voting powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall be stated or expressed in the resolution, or resolutions providing for the issue of such shares as may, from time to time, be adopted by the Board of Directors, to whom authority so to fix and determine the same is herein expressly granted.”

3. The amendment of the certificate of incorporation of the corporation herein certified was duly adopted, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, by vote of a majority of the outstanding stock entitled to vote thereon. The capital of the corporation will not be reduced under or by reason of said amendment.

Executed at New Hyde Park, New York, March 27, 1981.

ATTEST:

/s/ Harry Newman	/s/ Martin B. Bloch
HARRY NEWMAN, Secretary	MARTIN B. BLOCH, President

STATE OF NEW YORK	:
: SS.:
COUNTY OF NEW YORK	:

BE IT REMEMBERED that on March 27, 1981, before me a Notary Public duly authorized by law to take acknowledgment of deeds, personally came, Martin B. Bloch and Harry Newman, respectively president and secretary of Frequency Electronics, Inc., and personally known by me to be such, duly signed the foregoing instrument before me and acknowledged that such signing is their act and deed, and that such instrument as executed is the act and deed of said corporation, and that the facts stated therein are true.

GIVEN under my hand on March 27, 1981.

/s/ Arnold S. Schickler